EXHIBIT 99.2

WARRANT AMENDMENT

This WARRANT AMENDMENT (“Amendment”) is made effective this 29th day of April, 2011, by and between CDEX Inc., a Nevada corporation (“Company”), and GEMINI MASTER FUND, LTD., a Cayman Islands company (“Holder”).

W I T N E S S E T H:

WHEREAS, Holder is currently the holder of that certain Second Amended and Restated Common Stock Purchase Warrant to purchase up to 5,000,000 shares of Common Stock (“Warrant”) originally issued by the Company on June 25, 2008; initially capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Warrant;

WHEREAS, on or about the date hereof, the Holder is advancing a loan of $100,000 to the Company as evidenced by that certain Term Note issued by the Company to the Holder; and

WHEREAS, in consideration in part for Holder making such loan, the Company has agreed to reduce the exercise price under the Warrant pursuant to the terms hereof;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Amendment.  The Company hereby irrevocably reduces the Exercise Price under the Warrant to $0.05 per share and the number of shares of Common Stock issuable upon exercise thereof is consequently increased to 8,000,000 shares.

2.   Disclosure.  To the extent the transactions contemplated by this Amendment constitute material non-public information concerning the Company or are otherwise required to be publicly disclosed under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Company shall, within three (3) business days following the date hereof, issue a press release and/or Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby.  The Company and the Holder shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby.

3.   Miscellaneous.

(a)           Full Force and Effect.  Except as otherwise expressly provided herein, the Warrant and other transaction documents pursuant to which the Warrant was issued and all documents entered into in connection therewith and the other agreements and transactions contemplated thereby (“Transaction Documents”) shall remain in full force and effect.  Except for the modification contained herein, this Amendment shall not in any way waive or prejudice any of the rights or obligations of the Holder or the Company under the Transaction Documents, under any law, in equity or otherwise, and such modifications shall not constitute a waiver or modification of any other provision of the Transaction Documents nor a waiver or modification of any subsequent default or breach of any obligation of the Company or of any subsequent right of the Holder.

(b)           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

(c)           Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Amendment may be executed by facsimile or by email of a digital image format or portable document format of the signature page hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective the date first written above.

CDEX INC.

By:
Name:	Stephen McCommon
Title:	CFO

GEMINI MASTER FUND, LTD.
By:	GEMINI STRATEGIES, LLC,
as investment manager

By:
	Name:	Steven Winters
	Title:	Managing Member